UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2018 (February 25, 2018)

SeaWorld Entertainment, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9205 South Park Center Loop, Suite 400 Orlando, Florida		32819
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 226-5011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 27, 2018, SeaWorld Entertainment, Inc. (“SeaWorld” or the “Company”) announced that Joel K. Manby has stepped down from his position as President and Chief Executive Officer of the Company and from any office at any affiliated entity of SeaWorld and resign as a member of the Company’s Board of Directors (the “Board”) effective February 26, 2018.

In connection with Mr. Manby’s departure and contingent on his delivery of a general release of claims, Mr. Manby will be eligible to receive severance benefits described in his employment agreement.

(c) On February 25, 2018, the Board appointed John T. Reilly, the Company’s Chief Parks Operations Officer, to serve as Interim Chief Executive Officer, effective February 26, 2018. Mr. Reilly is expected to serve until the Company completes a search and appoints a new Chief Executive Officer.

Mr. Reilly, 49, has been SeaWorld’s Chief Parks Operations Officer since April 2016. Prior to that, Mr. Reilly served as Park President of SeaWorld San Diego from 2010 until April 2016 and Park President of Busch Gardens Williamsburg from 2008 to 2010. Mr. Reilly serves on the board of trustees of the Hubbs-SeaWorld Research Institute and holds a Bachelor of Arts degree from The College of William & Mary.

In connection with Mr. Reilly’s appointment as Interim Chief Executive Officer, the Board approved an increase of $30,000 in his annual base salary to $375,000 and a supplemental restricted stock unit grant with a grant date value of $500,000, which will be awarded in connection with the general 2018 equity grant cycle for management.  The restricted stock units would vest on the third anniversary of the grant date and would be in addition to any other equity awards to be made to Mr. Reilly in respect of the 2018 cycle.  If Mr. Reilly’s employment is terminated by the Company without “cause” prior to the vesting date, he would vest in full in the restricted stock units. In addition, Mr. Reilly will be treated as a “Tier 1” employee under the Company’s Key Employee Severance Plan if his employment is terminated by the Company without “cause” during his service as Interim CEO (and for a period of one year thereafter).

The selection of Mr. Reilly to serve as Interim Chief Executive Officer was not pursuant to any arrangement or understanding with respect to any other person. There are no family relationships between Mr. Reilly and any director or executive officer of the Company, and there are no transactions between Mr. Reilly and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

On February 27, 2018, the Company also announced that the Chairman of the Board, Yoshikazu Maruyama would serve as Executive Chairman of the Board, effective February 26, 2018, until a successor for Mr. Manby is appointed on a permanent basis, at which time Mr. Maruyama is expected to resume his position as Chairman of the Board.

Item 7.01 Regulation FD Disclosure.

On February 27, 2018, the Company issued a press release announcing the departure of Mr. Manby, the appointment of Mr. Reilly as Interim Chief Executive Officer and the appointment of Mr. Maruyama as Executive Chairman of the Board.  The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information in Exhibit 99.1 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

Exhibit 99.1	Press release of SeaWorld Entertainment, Inc., dated February 27, 2018

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: February 27, 2018	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal Officer, General Counsel and Corporate Secretary